EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST Corporation Announces Relocation of Sigma Systems Corporation

CHERRY HILL, NJ, October 5, 2009 - inTEST Corporation announced that its Sigma Systems Corporation subsidiary will be relocating to Sharon, Massachusetts and will share a facility with Temptronic Corporation. These two companies, along with operations in Singapore and Germany, comprise inTEST's Thermal Products Segment. This transfer will commence in mid December and will be completed and fully operational by January 1, 2010.

Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products Segment noted, "By moving the two organizations into one facility we will be combining over 80 years of experience in solving unique temperature testing applications. The two companies will be located in a single 62,000 sq. feet ISO certified engineering and manufacturing facility. Moving Sigma Systems into a shared facility will allow their products to further develop because of the additional expertise in thermal and controls engineering and design capabilities that will now be available," continued Pelrin. "Overall, Sigma Systems will have improved quality, better designs, and an expanded worldwide technical support which will be more responsive to our customers."

About Sigma Systems

Sigma Systems, founded in 1956 in San Diego, CA, is a leading manufacturer of thermal platforms and custom environmental chambers used throughout the electronic, medical, telecommunications and military/aerospace markets. In October 2008, Sigma Systems was acquired by inTEST to join Temptronic in its Thermal Products Segment.

About Temptronic Corporation

Temptronic Corporation has been supplying thermal test equipment since 1970 to the semiconductor and broader electronic manufacturing industry. Temptronic pioneered the "Temperature on the Spot" concept of providing mobile thermal test environments in the laboratory, production, R&D and failure analysis areas.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.